SCHEDULE 14A INFORMATION

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

February 23, 2005

        The annual meeting of stockholders of The Valspar Corporation will be held at the Research Center of the Corporation at 312 South 11th Avenue, Minneapolis, Minnesota, on Wednesday, February 23, 2005 at 11:00 A.M., for the following purposes:

1.	To elect three directors (Class I) for a term of three years;
2.	To approve an increase in the shares reserved under the Corporation’s Stock Option Plan for Non-Employee Directors;
3.	To ratify the appointment of independent auditors to examine the Corporation’s accounts for the fiscal year ending October 28, 2005; and
4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

        Stockholders of record at the close of business on December 31, 2004 are entitled to notice of and to vote at the meeting.

        Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement of the matters to be considered at the meeting. A copy of the Annual Report for the year ended October 29, 2004 also accompanies this Notice.

By Order of the Board of Directors,

ROLF ENGH,
Secretary

Approximate Date of Mailing of Proxy Material:
January 21, 2005

Please refer to the enclosed proxy card and the attached proxy statement for information on voting options: Internet – Telephone – Mail

1101 Third Street South
P.O. Box 1461
Minneapolis, Minnesota 55440

PROXY STATEMENT
Annual Meeting of Stockholders
February 23, 2005

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies in the accompanying form. Shares will be voted in the manner directed by the stockholders; provided, however, that if no direction is given by a stockholder, the shares will be voted as recommended by the Corporation’s Board of Directors. A stockholder giving a proxy may revoke it at any time before it is exercised by (i) giving written notice of revocation to the Office of the Secretary of the Corporation, (ii) delivering a duly executed proxy bearing a later date, or (iii) voting in person at the Annual Meeting.

        Registered stockholders may vote in one of three ways; by completing and returning the enclosed proxy card via regular mail or by voting via the Internet or telephone, as permitted by Delaware law. Specific instructions for using these methods are set forth on the enclosed proxy card. The Internet and telephone procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

        Proxies are being solicited by mail, and, in addition, directors, officers and employees of the Corporation may solicit proxies personally, by telephone, telegram or letter at no additional compensation to them. The Corporation will pay the expense of soliciting proxies and will reimburse brokerage firms and others for their expenses in forwarding proxy materials to beneficial owners of Common Stock.

        If a stockholder abstains from voting on any matter, the abstention will be counted for purposes of determining whether a quorum is present at the Annual Meeting of Stockholders for the transaction of business as well as shares entitled to vote on that matter. Under Section 216 of the Delaware General Corporation Law, on matters other than the election of directors, an action of the stockholders generally requires the affirmative vote of shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Accordingly, an abstention on any matter other than the election of directors will have the same effect as a vote against that matter. A non-vote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Broker non-votes on a matter are counted as present for purposes of establishing a quorum for the meeting, but are not considered entitled to vote on that particular matter. Consequently, non-votes generally do not have the same effect as a negative vote on the matter.

PROPOSAL NUMBER ONE

Election of Directors

        In accordance with the Corporation’s By-Laws, the number of directors is currently fixed at twelve, divided into three classes. Each class consists of four seats, with each director serving a term of three years. There are currently eleven directors serving on the Board of Directors. The terms of Class I directors will expire at the annual meeting in 2005. The Board of Directors has nominated Thomas R. McBurney, Richard M. Rompala and Richard L. White for re-election as Class I directors. Michael P. Sullivan, Sr., presently a Class I director, is not standing for re-election and will retire from the Board immediately prior to the 2005 Annual Meeting of Stockholders. Edward B. Pollak, presently a Class II director, will retire from the Board immediately prior to the 2005 Annual Meeting of Stockholders. Mr. Sullivan and Mr. Pollak are retiring upon reaching age 70 in accordance with the Corporation’s retirement policy. Unless otherwise directed by the stockholders, it is intended that shares represented by proxy will be voted in favor of the election of the three nominees listed in Class I below, to hold office until the annual meeting in 2008 and until their successors are elected and qualify. If any of the nominees is unable or unwilling to stand for election, it is intended that shares represented by proxy will be voted for a substitute nominee recommended by the Board of Directors, unless the stockholder otherwise directs. The Board is not aware that any of the nominees is unable or unwilling to stand for election.

Names, Principal Occupations for the Past Five Years and Selected Other Information Concerning Nominees and Directors

CLASS I Nominees for Term Expiring in 2008

Thomas R. McBurney Director since 1987 Age — 66	President, McBurney Management Advisors
Mr. McBurney has held his present position as President of McBurney Management Advisors, a management consulting firm, since 1990. Mr. McBurney is also a director of Wenger Corporation, Meritex Enterprises, Inc., American Express Certificate Company, Transport Corporation of America, Inc. and Greenspring Companies.

Richard M. Rompala Director since 1994 Age — 58	Chairman and Chief Executive Officer of the Corporation
Mr. Rompala has held his present position as Chairman since February 1998 and Chief Executive Officer since October 1995. Mr. Rompala served as President from March 1994 to December 2001. Mr. Rompala is also a director of Olin Corporation.

Richard L. White, Ph.D. Director since 2000 Age — 65	Former Executive Vice President, Bayer Corporation
Dr. White retired as Executive Vice President of Bayer Corporation on November 1, 1999. Prior to 1999, Dr. White served as Executive Vice President since July 1991.

Names, Principal Occupations for the Past Five Years and Selected Other Information Concerning Nominees and Directors

CLASS II Directors Continuing in Office Until 2006

Susan S. Boren Director since 1991 Age — 57	Partner, SpencerStuart
Ms. Boren has been a Managing Partner – Minneapolis office of SpencerStuart, an executive search firm, since May 2001. Prior to 2001, Ms. Boren was a Principal with the Minneapolis office since May 2000 and was Director with the Minneapolis office from May 1998 to May 2000. Prior to 1998, Ms. Boren was the President of Trillium Advisors, Inc., a firm she founded in 1996 to advise executives and boards on the strategic integration of leadership, governance and organizational values.

Jeffrey H. Curler Director since 1997 Age — 54	President and Chief Executive Officer, Bemis Company, Inc.
Mr. Curler has held his present position as Chief Executive Officer since May 2000 and President since May 1996. Mr. Curler previously served as Chief Operating Officer from 1998 to 2000. Mr. Curler is also a director of Bemis Company, Inc.

CLASS III Directors Continuing in Office Until 2007

Charles W. Gaillard Director since 1999 Age — 64	Retired President, General Mills, Inc.
Mr. Gaillard retired as President of General Mills, Inc. on October 1, 1999. Prior to 1999, Mr. Gaillard served as President since May 1995 and Vice Chairman since December 1993.

Mae C. Jemison, M.D. Director since January 2002 Age — 48	President, BioSentient Corporation; President, The Jemison Group, Inc.
Dr. Jemison is President and founder of BioSentient Corporation, a medical devices company specializing in ambulatory physiologic monitoring, since December 2000. She has also been President of The Jemison Group, Inc. since 1993. The Jemison Group is a technology consulting company that applies and integrates science and advanced technology considering the worldwide social and technological circumstances of the users. Dr. Jemison founded and directs The Earth We Share, an international science camp for students ages 12-16 worldwide. She is A.D. White Professor At-Large at Cornell University. From 1987 to 1993, she was an astronaut with the National Aeronautics and Space Administration (NASA) and was a member of the Space Shuttle Endeavour Flight in September 1992. Dr. Jemison is also a director of Scholastic, Inc., a publishing company, Kimberly-Clark Corporation, Gen-Probe Incorporated and a member of the Institute of Medicine of the National Academy of Sciences.

Names, Principal Occupations for the Past Five Years and Selected Other Information Concerning Nominees and Directors

Gregory R. Palen Director since 1992 Age — 49	Chairman and Chief Executive Officer, Spectro Alloys Corporation; Chief Executive Officer, Palen/Kimball Company
Mr. Palen has held his present position as Chairman and Chief Executive Officer with Spectro Alloys Corporation, an aluminum recycler and manufacturing company, since 1989. He has been Chief Executive Officer of Palen/Kimball Company, a mechanical service company, since May 1993. Mr. Palen is also a director of Palen/Kimball Company, Spectro Alloys Corporation, Fabcon, Inc. and Opus Northwest LLC and the Non-Executive Chairman of Polaris Industries Inc.

Lawrence Perlman Director since 1992 Age — 66	Retired Chairman and Chief Executive Officer, Ceridian Corporation; Former Chairman, Seagate Technology; and Chairman, Arbitron Inc.
Mr. Perlman has held his present position as Chairman of Arbitron Inc. since March 2001 and he served as Chairman and Chief Executive Officer of XIOtech Corporation from August 2001 to February 2002. Prior to 2001, Mr. Perlman retired as Chairman of Ceridian Corporation in April 2000 and as Co-Chairman of Seagate Technology, Inc. in December 2000. Prior to 2000, Mr. Perlman served as Chairman since November 1992 and Chief Executive Officer from 1990 through 1999 of Ceridian Corporation and as Co-Chairman of Seagate Technology, Inc. since 1998. Mr. Perlman is also a director of Arbitron Inc. and Carlson Companies, Inc.

Board Committees

        The standing committees of the Board of Directors for 2004 were as follows:

Name of Committee	Membership

Audit Committee	Susan S. Boren, Jeffrey H. Curler — Chair, Charles W. Gaillard, Mae C. Jemison, Thomas R. McBurney and Richard L. White
Executive Committee	Thomas R. McBurney, Lawrence Perlman and Richard M. Rompala — Chair
Compensation Committee	Susan S. Boren, Thomas R. McBurney, Gregory R. Palen, Lawrence Perlman — Chair, Edward B. Pollak and Michael P. Sullivan
Governance Committee	Susan S. Boren, Jeffrey H. Curler, Charles W. Gaillard, Mae C. Jemison, Thomas R. McBurney — Chair, Gregory R. Palen, Lawrence Perlman, Edward B. Pollak, Michael P. Sullivan and Richard L. White

        The Board of Directors met seven times during fiscal 2004.

        The Audit Committee held four meetings during the fiscal year. The Audit Committee Chair also held four teleconferences with management and the Independent Auditors prior to quarterly earnings releases and other significant corporate announcements. The duties and activities of the Audit Committee are described in the Board Audit Committee Report on page 16. All members of the Audit Committee are “independent,” as required by the applicable listing standards of the New York Stock Exchange (NYSE), including the amended NYSE listing standards and the requirements for audit committee independence under Rule 10A-3 under the Securities Exchange Act of 1934. The Board of Directors has determined that at least one member of the Audit Committee, Jeffrey H. Curler, is an “audit committee financial expert” who is independent of management as defined in Item 401(h)(2) of Regulation S-K.

        The Compensation Committee held four meetings during the fiscal year at which it reviewed and approved the compensation plans and arrangements or granted options for officers, key employees and directors.

        The Governance Committee held three meetings during the fiscal year at which it conducted Chief Executive Officer performance evaluations, reviewed succession plans, considered nominations for Board membership and considered other matters related to corporate governance. The Governance Committee operates pursuant to a written charter. A copy of the Governance Committee’s Charter is available on the Corporation’s website at www.valspar.com. Each of the members of the Governance Committee are considered “independent” within the NYSE listing standards.

        During fiscal 2004, each director attended 75% or more of the meetings of the Board and of the committees on which the director served.

Director Nomination Process

        The Corporation’s Board of Directors has adopted a formal process by which individuals are reviewed for possible nomination to the Corporation’s Board of Directors. Under this process, the Governance Committee will consider nominees for Board membership submitted by stockholders. Any stockholder recommendation should be submitted in writing to the Corporation in care of the Corporate Secretary at 1101 Third Street South, Minneapolis, Minnesota 55415, along with the written consent of such nominee to serve as a director if so elected. Any such recommendation by a stockholder shall be referred to the Governance Committee, and the Governance Committee, in consultation with the Corporation’s General Counsel, will review the nomination in accordance with the Corporation’s Board Candidate Review and Nomination Process, certificate of incorporation, by-laws and applicable laws and regulations. The Governance Committee considers general business experience, industry experience, track record as a director of other companies, probable tenure if elected and other factors as relevant in evaluating Board nominees.

        When the Board considers an individual for possible nomination to the Board, the Governance Committee, in consultation with the Corporation’s Chief Executive Officer, will prepare a profile of a candidate expected to provide the most meaningful contribution to the Board as a whole. The Governance Committee (or a subcommittee designated by the Governance Committee) will normally consider all of the following: (a) the candidate’s skills, experience and other relevant biographical information, (b) the candidate’s general interest in serving a public corporation, (c) the candidate’s ability to attend Board and committee meetings and (d) any potential concerns regarding independence or conflicts of interest. Following the initial screening, if the Governance Committee approves a candidate for further review, the Governance Committee will establish an interview process for the candidate. It is expected that at least a majority of the members of the Governance Committee, along with the Corporation’s Chief Executive Officer, would interview each candidate. At the same time, the

Governance Committee, assisted by the Corporation’s General Counsel, will conduct a comprehensive conflicts-of-interest assessment for the candidate. The Governance Committee will then consider reports of the interviews and the conflicts-of-interest assessment and determine whether to recommend the candidate to the full Board of Directors. A subcommittee of the Governance Committee, management representatives designated by the Governance Committee and a search firm selected by the Governance Committee may assist with the process. Any nominee recommended by a stockholder would be subject to the same process.

Director Compensation

        Directors who are not officers or employees of the Corporation receive an annual fee of $50,000, with the Chairs of the Audit and Compensation Committees receiving an annual fee of $60,000 and the Chair of the Governance Committee receiving an annual fee of $65,000. Prior to May 1, 2004, the annual fee for non-employee directors was $40,000, with the Chairs of the Audit and Compensation Committees receiving an annual fee of $50,000 and the Chair of the Governance Committee receiving an annual fee of $55,000. Attendance fees of $1,000 are paid for each meeting of the Board of Directors and $1,000 for each meeting of a committee of the Board of Directors. At a director’s option, the annual fee and attendance fees may be paid by the Corporation purchasing shares of its Common Stock in the open market on behalf of the director. Any costs of such purchases are paid by the Corporation. In addition, each non-employee director is automatically granted non-qualified stock options every year under the Corporation’s Stock Option Plan for Non-Employee Directors. See “Proposal Number Two — Approval of Increase in Shares Reserved Under The Valspar Corporation Stock Option Plan for Non-Employee Directors.” For grants in respect of service in fiscal year 2004 and subsequent fiscal years, each non-employee director serving as a member of the Board of Directors on the date of the October Board meeting in any year will automatically be granted on the date of such meeting non-qualified stock options with a value equal to $50,000. The number of shares subject to the option is based on the same option valuation model used to value options for purposes of the notes to the Corporation’s audited financial statements for the current fiscal year. The per share option exercise price is equal to 100% of the fair market value of the Corporation’s Common Stock on the date of grant as determined by the closing price on the day preceding the date of grant. Each option is immediately exercisable in full, has a term of ten years and is transferable to family members during the lifetime of the optionee. The non-employee directors received options on October 13, 2004 to purchase the following numbers of shares at an exercise price of $46.68: Ms. Boren, 4,300 shares; Mr. Curler, 4,300 shares; Mr. Gaillard, 4,300 shares; Dr. Jemison, 4,300 shares; Mr. McBurney, 4,300 shares; Mr. Palen, 4,300 shares; Mr. Perlman, 4,300 shares; Mr. Pollak, 4,300 shares; Mr. Sullivan, 4,300 shares; and Dr. White, 4,300 shares.

Director Independence

        The Board of Directors of the Corporation is comprised of a majority of directors who are considered “independent” within the meaning of the NYSE listing standards. This determination has been made based on written answers provided by each of the directors to a director questionnaire regarding relationships and possible conflicts of interest between each of the directors and members of their family and the Corporation.

        The Chair of the Governance Committee, currently Mr. Thomas R. McBurney, presides at regularly scheduled executive sessions of the non-management directors. Stockholders wishing to contact the presiding director or the non-management directors as a group may do so by writing to the Chairman of the Governance Committee in care of the Corporation’s Secretary at the Corporation’s headquarters address.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), requires the Corporation’s directors, executive officers and beneficial owners of more than 10% of the common stock of the Corporation to file with the Securities and Exchange Commission (“SEC”) certain reports regarding their ownership of common stock or any changes in such ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms that they file.

        Based solely on its review of the copies of such reports received by it, and/or written representations from certain reporting persons that no Forms 5 were required for such persons, the Corporation believes that, during the year ended October 29, 2004, the reporting persons have complied with all filing requirements of Section 16(a) of the 1934 Act.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

        The following table shows, for the fiscal years ended October 29, 2004, October 31, 2003 and October 25, 2002, the cash compensation paid by the Corporation, as well as certain other compensation paid or accrued for those years, to Richard M. Rompala, the Corporation’s Chairman and Chief Executive Officer, and each of the four other most highly compensated executive officers of the Corporation (together with Mr. Rompala, the “Named Executives”):

SUMMARY COMPENSATION TABLE

Name and Principal Position*	Year	Annual Compensation			Long Term Compensation			All Other Compensation(7)

					Awards		Payouts

		Salary	Bonus(2)		Restricted Stock Awards(3)(4)	Options (No. of Shares)(5)	LTIP Payouts(6)

Richard M. Rompala Chairman and Chief Executive Officer	2004	$973,307	$1,618,559	(1)	$718,559	0	$0	$194,303
	2003	900,000	1,254,880		444,880	0	0	140,631
	2002	876,914	1,000,000		1,000,000	0	0	83,800
William L. Mansfield Executive Vice President and Chief Operating Officer	2004	435,500	220,000		220,000	20,000	110,000	66,092
	2003	391,069	195,000		195,000	18,000	0	66,160
	2002	364,990	290,000		950,085	28,000	0	35,937
Steven L. Erdahl Executive Vice President, Coatings	2004	419,115	195,000		195,000	16,000	95,091	54,354
	2003	391,069	120,000		120,000	16,000	0	72,478
	2002	364,990	230,000		890,085	28,000	0	36,207
Paul C. Reyelts Senior Vice President, Finance and Chief Financial Officer	2004	402,308	185,000		185,000	20,000	110,939	62,858
	2003	363,856	150,000		150,000	19,000	0	50,524
	2002	341,930	258,439		918,524	19,000	0	32,544

Rolf Engh Senior Vice President, General Counsel and Secretary	2004	363,654	165,000		165,000	16,000	90,563	59,701
	2003	343,316	140,000		140,000	16,000	0	57,392
	2002	326,928	247,000		907,185	16,000	0	33,767

*	As of October 29, 2004
(1)	Includes an allocation of $900,000 under a deferred compensation plan. See “Board Compensation Committee Report on Executive Compensation — Compensation of the Chief Executive Officer.”
(2)	Includes, for these fiscal years, cash bonuses under the Incentive Bonus Plan. Does not include bonuses under the Incentive Bonus Plan for these fiscal years received in restricted stock or stock options pursuant to elections under the Key Employee Annual Bonus Plan. See note (3) below and “Board Compensation Committee Report on Executive Compensation.” Also does not include awards under the Key Employee Long-Term Incentive Bonus Program. See Long Term Incentive Plans table below.
(3)	Pursuant to the Key Employee Annual Bonus Plan, each of the Named Executives elected to receive their bonus under the Incentive Bonus Plan for fiscal 2004, 2003 and 2002 in cash, and each Named Executive received an additional restricted stock grant with a value equal to the amount of the bonus. Each grant of restricted stock under the Key Employee Annual Bonus Plan is subject to forfeiture if the individual’s employment terminates within three years for any reason other than death, disability, retirement or a change of control. In fiscal 2002, as additional compensation for their services, each of the Named Executives, other than Mr. Rompala, received a restricted stock grant under the Corporation’s 2001 Stock Incentive Plan. Each such person received a grant of 16,711 shares, which had an aggregate market value of $660,085 on the date of grant. The grant of restricted stock was subject to forfeiture if the individual’s employment terminated on or before April 30, 2004 for any reason other than death, disability or a change in control.
(4)	As of October 29, 2004, such individuals held the following numbers of shares of restricted stock with the following market values, based on the closing sale price of the Corporation’s common stock on such date: Mr. Rompala, 36,855 shares, $1,719,654; Mr. Mansfield, 12,750 shares, $594,915; Mr. Erdahl, 10,111 shares, $471,779; Mr. Reyelts, 13,631 shares, $636,022; and Mr. Engh, 10,676 shares, $498,142. Dividends are paid on shares of restricted stock from the date of grant.
(5)	Options indicated for fiscal 2004, 2003 and 2002 were granted pursuant to the Key Employee Annual Bonus Plan based on a multiple of each individual’s base salary.
(6)	Pursuant to The Valspar Corporation Key Employee Long-Term Incentive Bonus Program, each of the Named Executives, other than Mr. Rompala, received a cash bonus based on the achievement by the Corporation of a specified range of earnings per share for a three-year period; November 1, 2001 through October 31, 2004.
(7)	Represents contributions or allocations by the Corporation to defined contribution or savings plans (tax-qualified and supplemental) on behalf of the Named Executive.

Stock Options

        The following table contains information concerning grants of stock options under the Corporation’s 1991 Stock Option Plan to the Named Executives during fiscal 2004:

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term(3)
Name	Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share(2)	Expiration Date

					5%	10%

Richard M. Rompala	0	—	—	—	—	—
William L. Mansfield	20,000	2.9	$46.68	10/13/2014	$587,200	$1,488,000
Steven L. Erdahl	16,000	2.3	46.68	10/13/2014	469,760	1,190,400
Paul C. Reyelts	20,000	2.9	46.68	10/13/2014	587,200	1,488,000
Rolf Engh	16,000	2.3	46.68	10/13/2014	469,760	1,190,400

(1)	All options granted become exercisable starting one year from date of grant in one-third increments. Options include the right to pay the exercise price in cash or in previously acquired Common Stock.
(2)	Exercise price is the fair market value of the Corporation’s Common Stock, defined as the closing price on the day preceding the date that the option is granted.
(3)	These assumed values result from certain prescribed rates of stock price appreciation. The actual value of these option grants is dependent on future performance of the Common Stock and overall stock market conditions. There is no assurance that the values reflected in this table will be achieved.

Option Exercises and Holdings

        The following table sets forth information with respect to the Named Executives concerning the exercise of options during fiscal 2004 and unexercised options held as of October 29, 2004:

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise	Value Realized(1)	Number of Unexercised Options at October 29, 2004		Value of Unexercised In-the-Money Options at October 29, 2004(2)

			Exercisable	Unexercisable	Exercisable	Unexercisable

Richard M. Rompala	133,970	$4,336,704	568,626	0	$9,889,515	$0
William L. Mansfield	820	28,206	184,654	41,333	2,622,352	55,691
Steven L. Erdahl	4,170	143,438	199,394	35,999	3,106,985	55,691
Paul C. Reyelts	0	—	182,581	38,999	2,529,922	33,945
Rolf Engh	0	—	169,760	31,999	2,418,428	28,585

(1)	The value realized on the exercise of options is based on the difference between the exercise price and the fair market value of the Corporation’s Common Stock on the date of exercise.
(2)	The value of unexercised in-the-money options is based on the difference between the exercise price of the options and the fair market value of the Corporation’s Common Stock on October 29, 2004.

LONG TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR

	Number of Shares, Units or Other Rights (#)(1)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans

Name			Threshold ($ or #)(1)	Target ($ or #)(1)	Maximum ($ or #)(1)

Richard M. Rompala	—	—	$0	$0	$0
William L. Mansfield	—	11/01/03 – 10/31/06	70,000	175,000	280,000
Steven L. Erdahl	—	11/01/03 – 10/31/06	60,000	150,000	240,000
Paul C. Reyelts	—	11/01/03 – 10/31/06	65,625	164,063	262,500
Rolf Engh	—	11/01/03 – 10/31/06	52,500	131,250	210,000

(1)	The participants in The Valspar Corporation Key Employee Long-Term Incentive Bonus Program have been selected to receive a cash bonus in the range described above based on the achievement by the Corporation of a specified range of earnings per share for the three-year period. The Compensation Committee has the authority to accelerate the achievement of performance goals or make other adjustments it deems appropriate. The threshold and maximum amounts set forth in the table are the minimum and maximum bonus levels for each participant. To be eligible to receive the award, the participant must be an active employee of the Corporation on the last day of the performance period, provided that the participant will receive a prorated amount if his or her employment terminated during the performance period due to death, disability or retirement.

EQUITY COMPENSATION PLANS

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)

Equity Compensation Plans Approved by Security Holders	6,154,660	$36.93	2,751,282
Equity Compensation Plans Not Approved by Security Holders	None	None	None
Total	6,154,660	$36.93	2,751,282

(1)	The number of securities remaining available for future issuance under equity compensation plans consists of the following corporate plans: The Valspar Corporation 1991 Stock Option Plan, The Valspar Corporation Key Employee Annual Bonus Plan, The Valspar Corporation Stock Option Plan for Non-Employee Directors and the 2001 Stock Incentive Plan.

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

        The Corporation has entered into agreements with certain key employees, including the Named Executives, providing for the continued employment of such executives for a period of up to two years following a change in control of the Corporation. During such two-year period, executives would continue to be employed and compensated commensurate with their positions and compensation prior to the change in control. Each agreement continues in effect until the earlier of (i) a termination of the executive’s employment prior to the occurrence of a change in control or (ii) a payment event shall have occurred and the Corporation shall have satisfied all of its obligations under the agreement. Payment event means the occurrence of a change in control coincident with or followed at any time before the end of 24-month period immediately following the month in which the change in control occurred, by the termination of the executive’s employment with the Corporation or a subsidiary for any reason other than: (a) by the executive without good reason; (b) by the Corporation as a result of the disability of the executive or for cause; or (c) as a result of the death of the executive. Payments required under each agreement include a severance payment amount which, in the case of the Named Executives, is equal to: (a) the higher of: (i) three times the sum of the executive’s annual base salary in effect prior to the change in control and the target potential amount payable to the executive under all incentive compensation plans with a performance period commencing coincident with or most recently prior to the date on which a payment event occurs, assuming continuous employment until the end of the performance period (the “applicable incentive amount”) or (ii) three times the sum of the executive’s annual base salary in effect prior to the payment event and the applicable incentive amount; plus (b) the pro rata portion of the applicable incentive amount for the year during which the termination occurs. The Corporation will also pay any excise taxes that the executive may incur as a result of such payments, and any income and excise taxes on such excise tax payments.

        On October 29, 2001, the Corporation established The Valspar Corporation Supplemental Executive Retirement Plan for Richard Rompala (the “SERP”), a non-qualified unfunded retirement plan, as amended and restated effective April 20, 2004. Mr. Rompala will be entitled to receive the benefits under the SERP if his employment terminates due to death, disability, normal retirement or involuntary termination by the Corporation other than for cause. If Mr. Rompala is eligible, payments will commence on a date selected by him after the date of termination of employment. The basic SERP benefit will be an annual annuity amount specified in the SERP, ranging from $250,000 to $400,000 per year, depending on the date of termination. In lieu of the annuity payment, Mr. Rompala can elect to receive a lump sum payment equal to the actuarial equivalent of the annuity payments for his life, with a minimum lump sum payment ranging from $2,790,000 to $4,330,000, depending on the date of termination. If Mr. Rompala elects the lump sum payment option, the actual lump sum payment may exceed the minimum, depending on the date of termination and interest rates prevailing at the time of payment. In lieu of these amounts, Mr. Rompala may also elect an annual payment for the joint lives of Mr. Rompala and his wife, or an annual payment for his life and, upon his death, 50% of the annual payment for the life of his wife. These amounts are calculated to be the actuarial equivalent of the annual annuity payment for his life set forth in the SERP.

        On December 5, 2003, the Corporation entered into a separation agreement with John M. Ballbach, its former President and Chief Operating Officer. Mr. Ballbach resigned from these positions on the date of the agreement, and his employment with the Corporation terminated on March 31, 2004. Under the agreement, Mr. Ballbach received additional compensation in return for certain restrictive covenants. The compensation received by Mr. Ballbach under the agreement is summarized in the next paragraph.

        Mr. Ballbach received 52 weeks of separation pay at his then current salary of $475,000, less applicable withholding, payable in three equal quarterly installments of $158,333, plus accrued interest. The first two payments were made in 2004 (July and October), and the final payment was made in January 2005. In January 2004, Mr. Ballbach received a payment of $747,065, equal to the aggregate value of the option “spread” on vested options held by Mr. Ballbach to acquire 68,001 shares of the Corporation’s Common Stock. Vested options held by Mr. Ballbach to acquire 18,123 shares were not affected and remained in effect in accordance with their terms. He also received payments equal to the aggregate value of the option “spread” of $691,262 on unvested options to acquire 88,332 shares. This amount was payable in three equal quarterly installments of $230,421, plus accrued interest. The first two payments were made in 2004 (July and October), and the final payment was made in January 2005. In March 2004, the Corporation vested and delivered to Mr. Ballbach 16,711 shares of restricted stock that were scheduled to vest in April 2004. The Corporation also vested Mr. Ballbach in his unvested payout value of $301,903 under the Key Employee Long-Term Incentive Bonus Program for calendar years 2002 and 2003. This amount was paid in three equal quarterly installments of $100,634, plus accrued interest. The first two payments were made in 2004 (July and October), and the final payment was made in January 2005. The agreement also contains provisions relating to, among other things, medical continuation at reduced rates for a period of 18 months, provision of outplacement services and a mutual release of claims.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors (the “Committee”) is comprised entirely of independent directors within the listing standards of the New York Stock Exchange. The Committee is responsible for setting and administering the policies which govern both annual compensation and stock ownership programs. The Corporation’s incentive plans are designed to condition a significant amount of an executive’s compensation on the performance of the executive and of the Corporation as a whole. The compensation plans are also designed to encourage employee stock ownership. The Compensation Committee believes such ownership effectively motivates executives to increase stockholder value and aligns the interests of employees with those of the stockholders. In its administration of the various compensation plans, the Committee focuses on these goals of tying compensation to performance and encouraging executive stock ownership.

Compensation of Executive Officers

        Salary.   In setting each executive officer’s base salary, the Committee considers quantitative measures related to the Corporation’s financial performance as well as a number of qualitative measures related to the executive’s duties and responsibilities. The Committee also uses compensation studies provided by an independent consultant to compare the salary of its executive officers with salaries of executive officers of other companies of similar size and profitability, including, but not limited to, the companies in the peer group used in connection with the Stock Performance Graphs on pages 17 and 18. The purpose of using these studies is to assure that the Corporation’s compensation of executive officers reflects financial performance and is competitive with compensation offered by comparable companies. The base salary of the Named Executives increased by an average of 8.6% from fiscal 2003 to fiscal 2004. The Committee does not use the market value or performance of the Corporation’s Common Stock as a direct factor in determining the base salaries or bonuses of the executive officers.

        Bonus Programs.   Since prior to fiscal 1988, the Corporation has had a policy of granting incentive bonuses to its key employees (including executive officers), referred to as the “Incentive Bonus Plan.” In the first quarter of each fiscal year, specific performance targets are identified for each participant in the Incentive Bonus Plan, including both general corporate measures of performance (such as sales, profits, expense control, unit growth and return on equity) and specific measures of performance within the participant’s area of responsibility. After the end of such fiscal year, if the participant remains employed by the Corporation, a bonus not to exceed a specified percentage of the participant’s salary (capped at 81.25% — 137.5% for executive officers in fiscal 2004) will be paid, depending on the level of achievement of the participant’s performance targets. For executive officers, general corporate performance measures and specific measures within the executive’s area of responsibility are included. Among these corporate performance measures, net income is generally weighted most heavily. The bonuses earned by the Named Executives under the Incentive Bonus Plan for fiscal 2004 ranged from 45.4% to 73.8% of salary.

        Pursuant to the Key Employee Annual Bonus Plan (the “Key Employee Plan”), adopted for fiscal 1993 and subsequent years, the Committee may select those key employees (including executive officers) who are eligible to participate in the plan. Twenty-eight employees, including all executive officers, were selected to participate for fiscal year 2004 in the plan. For fiscal 2004, the Key Employee Plan is comprised of four elements: a stock option grant, a cash bonus, a restricted stock award equal to the cash bonus and, for some employees (including the Named Executives), an award under the LTIP (as defined below). In addition, 445 employees were selected to participate in the Annual Option Bonus Plan, in which a participant receives stock options, with the number of options calculated so that the value of the options equals a percentage of base salary for the fiscal year based on performance.

        Participants in the Key Employee Plan receive a nonqualified stock option, with the value of shares subject to the option calculated as a multiple of base salary for the fiscal year based on performance. For fiscal 2004, the employees who qualify for participation in The Valspar Corporation Key Employee Long-Term Incentive Bonus Program (the “LTIP”) as described below, including the Named Executives, the option was reduced by 50%, and the other 50% of the value of the option was awarded in the form of a LTIP award. The value of the shares subject to options for fiscal 2004 bonuses ranged from 150% to 175% of the 2004 base salary for the Named Executives, after the 50% reduction of the option as a result of the LTIP award. However, the Chief Executive Officer did not receive the stock option grant for fiscal 2004, as described below under “Compensation of Chief Executive Officer.” These options were granted in October 2004 with an exercise price based on the fair market value of the Corporation’s Common Stock at the closing price on the day preceding the date of grant.

        As to the cash bonus element of the Key Employee Plan, each participant could elect prior to the beginning of fiscal 2004 to convert all or any portion of his or her cash bonus under the Incentive Bonus Plan into a grant of restricted stock. The participant was required to be employed on the last day of fiscal 2004 to receive the restricted stock grant for that fiscal year, and the restricted stock was granted in January 2005. The restricted stock is forfeitable for three years from the date of grant if the participant’s employment with the Corporation terminates for any reason other than death, disability, retirement or a change in control of the Corporation. In addition, for fiscal 2004, participants in the Key Employee Plan received a restricted stock grant equal in amount to their cash bonus and having the same forfeiture provisions as described above. For fiscal 2005 and subsequent years, participants will receive a restricted stock grant equal to 150% of their cash bonus and having the same forfeiture provisions.

        On January 22, 2002, the Committee approved The Valspar Corporation Key Employee Long-Term Incentive Bonus Program (the “LTIP”). The purpose of the LTIP is to provide long-term incentives for the participants and to reduce dependence on stock option grants as a component of executive compensation. Twenty officers of the Corporation, including all of the Named Executives other than Mr. Rompala, were selected in fiscal 2004 for an award that will provide a future cash bonus based on the achievement by the Corporation of a specified range of earnings per share for the three-year period ending in fiscal 2006. The Compensation Committee has the authority to accelerate the achievement of performance goals or make other adjustments it deems appropriate. To be eligible to receive the award, the participant must be an active employee of the Corporation on the last day of the performance period, provided that the participant will receive a prorated amount if his or her employment is terminated during the performance period due to death, disability or retirement. The ranges of bonuses awarded to each of the Named Executives in fiscal 2004 are described under “Executive Compensation — Long Term Incentive Plans — Awards in Last Fiscal Year” above. These bonuses will be paid after the end of the three-year performance period in October 2006. For fiscal 2004, these awards were calculated so that the “target” payout level is equal to the value of the stock option granted under the Key Employee Plan described above.

        Option Programs.   In 1991, the Corporation’s stockholders approved the adoption of the Corporation’s 1991 Stock Option Plan. Currently, 10,000,000 shares of common stock are reserved for issuance upon exercise of options granted thereunder. Options granted under the 1991 Plan are granted at exercise prices equal to the fair market value of the Corporation’s common stock at the closing price on the day preceding the date of grant. The options granted to the Named Executives in 2004 were determined under the Key Employee Plan as described under “Bonus Programs” above.

        Deductibility of Compensation.   Section 162(m) of the Internal Revenue Code, enacted in 1993, generally limits to $1 million the tax deductibility of compensation paid by a public company to its chief executive and four other most highly compensated executive officers. Certain performance-based compensation is not subject to the limitation. The Committee considers the deductibility of compensation arrangements as one factor in executive compensation decisions for executives. However, deductibility is not the sole factor used by the Committee in ascertaining appropriate levels or modes of compensation. The provisions of the 1991 Stock Option Plan and the Key Employee Plan are intended to permit compensation income of the Named Executives received under such plans to be deductible by the Corporation. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that the Corporation may enter into compensation arrangements under which compensation in excess of $1 million is not deductible under Section 162(m).

Compensation of the Chief Executive Officer

        In setting Mr. Rompala’s base salary, the Committee considered quantitative measures related to the Corporation’s financial performance as well as a number of qualitative measures related to Mr. Rompala’s duties and responsibilities. The Committee also compared Mr. Rompala’s salary with salaries of chief executive officers of other companies of similar size and profitability, including, but not limited to, the companies in the peer group used in connection with the Stock Performance Graphs on pages 17 and 18. Mr. Rompala’s base salary increased approximately 8.1% from fiscal 2003 to fiscal 2004. This increase reflected general corporate performance, based on sales, profits, expense control, unit growth and return on equity. The Corporation also granted an incentive bonus to Mr. Rompala under the Incentive Bonus Plan. Mr. Rompala’s performance targets included net income, net sales and modified cash flow. Mr. Rompala was eligible for a bonus of up to 137.5% of his salary, depending upon the level of achievement of these performance targets. Net income of the Corporation was weighted most heavily in connection with Mr. Rompala’s compensation. Mr. Rompala’s bonus earned under the Incentive Bonus Plan for fiscal 2004 was $718,559 or 73.8% of his salary. Under the terms of the Key Employee Plan, Mr. Rompala elected to receive the bonus in cash and also received a grant of restricted stock with a fair market value equal to the amount of the bonus.

        As described under “Termination of Employment and Change in Control Agreements,” on October 29, 2001, the Corporation established a supplemental non-qualified unfunded retirement plan (the “SERP”) for Mr. Rompala, which was amended and restated effective April 20, 2004. The SERP provides for annuity or lump-sum payments to Mr. Rompala upon his retirement or in certain other circumstances. The Committee established the SERP to provide Mr. Rompala with additional compensation in lieu of his participation in a one-time restricted stock grant program for executive officers in January 2002.

        Mr. Rompala did not receive a stock option grant in October 2004 pursuant to the Key Employee Plan. In December 2002, the Corporation established The Valspar Corporation Deferred Compensation Plan for Richard M. Rompala. This plan is intended to be in lieu of any annual stock option grant for Mr. Rompala during the period the plan is in effect. Under this plan, annually, commencing in December 2002, the Corporation allocates to a deferred compensation account an amount equal to 90% of his then current base salary. The Corporation may, in the sole discretion of the Committee, make additional contributions to the account. The account accrues interest in an amount equal to the long-term applicable federal rate, adjusted annually. Mr. Rompala will be entitled to receive the deferred compensation upon retirement or in certain other circumstances. The amounts accrued to the deferred compensation account will be distributed after termination of Mr. Rompala’s employment, if he is eligible, subject to his election to receive these amounts in the form of an annuity. In fiscal 2004, the Corporation allocated $900,000 to Mr. Rompala’s account, equal to 90% of his base salary. This amount is included as bonus in the Summary Compensation Table above.

SUBMITTED BY THE COMPENSATION COMMITTEE
OF THE CORPORATION’S BOARD OF DIRECTORS:

Susan S. Boren	Lawrence Perlman
Thomas R. McBurney	Edward B. Pollak
Gregory R. Palen	Michael P. Sullivan

BOARD AUDIT COMMITTEE REPORT

        The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to accounting, reporting practices and the quality and integrity of the financial reports and other publicly disseminated financial information of the Corporation. In this context, the Audit Committee has met with management (including the Chief Executive Officer, Chief Financial Officer and Director of Internal Audit) and Ernst & Young LLP, the Corporation’s independent public accountants (“Independent Auditors”).

        The Audit Committee held meetings with the Corporation’s internal auditors and Independent Auditors, both in the presence of management and privately, to discuss the overall scope and plans for their respective audits, the results of their examinations, the evaluations of the Corporation’s internal controls, the overall quality of the Corporation’s financial reports, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

        The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the Independent Auditors. The Audit Committee also discussed with the Independent Auditors the matters required by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

        With respect to independence, the Audit Committee has received the written disclosures from the Independent Auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and has discussed with the Independent Auditors their independence.

        Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, (i) the selection of the Independent Auditors for the 2004 fiscal year and (ii) that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended October 29, 2004 for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE
OF THE CORPORATION’S BOARD OF DIRECTORS

Susan S. Boren	Mae C. Jemison
Jeffrey H. Curler	Thomas R. McBurney
Charles W. Gaillard	Richard L. White

Stock Performance Graphs

        The graphs below compare the Corporation’s cumulative total shareholder return for the last five fiscal years and the last ten fiscal years with the cumulative total return of (1) the Standard & Poor’s 500 Stock Index and (2) a Peer Group of companies selected by the Corporation on a line-of-business basis. The graphs assume the investment of $100 in the Corporation’s Common Stock, the S&P 500 Index and the Peer Group at the end of fiscal 1999 and fiscal 1994, respectively, and the reinvestment of all dividends.

        The companies selected to form the peer group index are: PPG Industries, Inc.; Rohm and Haas Company; Ferro Corporation; NL Industries, Inc.; H.B. Fuller Company; The Sherwin-Williams Company; RPM, Inc.; and Detrex Corporation. Grow Group, Inc., Guardsman Products, Inc., Pratt & Lambert, Inc., Lawter International, Inc. and Lilly Industries, Inc. were excluded from the Peer Group as a result of being acquired, and Standard Brands Paint Company was excluded as a result of bankruptcy.

        The Corporation included the ten-year graph because it believes the ten-year graph provides useful information regarding performance of the Corporation’s Common Stock over an extended period.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
Among The Valspar Corporation, the S&P 500 Index and a Peer Group

	Cumulative Total Return

	1999	2000	2001	2002	2003	2004

Valspar	$100	$92	$115	$145	$168	$167
Peer Group	$100	$84	$94	$101	$121	$141
S&P 500	$100	$106	$80	$68	$82	$89

Assumes $100 invested on October 31, 1999 in the Common Stock of The Valspar Corporation, the S&P 500 Index and the Peer Group, including reinvestment of dividends.

COMPARISON OF TEN YEAR CUMULATIVE TOTAL RETURN
Among The Valspar Corporation, the S&P 500 Index and a Peer Group

	Cumulative Total Return

	1994	1995	1996	1997	1998	1999	2000	2001	2002	2003	2004

Valspar	$100	$108	$138	$168	$162	$177	$163	$203	$256	$296	$294
Peer Group	$100	$105	$137	$153	$161	$166	$140	$157	$168	$201	$234
S&P 500	$100	$126	$157	$207	$253	$318	$337	$253	$215	$260	$284

Assumes $100 invested on October 31, 1994 in the common stock of The Valspar Corporation, the S&P 500 Index and the Peer Group, including reinvestment of dividends.

PROPOSAL NUMBER TWO
Approval of Increase in Shares Reserved Under
The Valspar Corporation Stock Option Plan For Non-Employee Directors

        In December 2004, the Compensation Committee of the Corporation’s Board of Directors amended The Valspar Corporation Stock Option Plan for Non-Employee Directors (the “Director Plan”), subject to approval of the stockholders, to increase the total number of shares reserved for issuance upon exercise of options to be granted under the Director Plan. The amendment increases the total number of shares available for stock option grants by 250,000 shares to a total of 500,000 shares.

Background of the Director Plan

        The Corporation’s Board of Directors originally adopted the Director Plan on December 10, 1997, and reserved 250,000 shares of Common Stock for issuance under the Director Plan, subject to approval of the stockholders of the Corporation, which was obtained on February 25, 1998. The Director Plan was developed to serve as part of a compensation program for non-employee directors. The Director Plan is intended to enhance the Corporation’s ability to attract and retain the services of experienced and knowledgeable independent directors and to provide additional incentive for these directors to increase their interest in the Corporation’s long-term success and progress. A registration statement covering the shares issuable under the Director Plan was filed in February 1998 with the Securities and Exchange

Commission. Non-qualified stock options may be granted pursuant to the Director Plan until the Director Plan is discontinued or terminated by the Compensation Committee of the Board of Directors.

Summary of the Director Plan

        Option Grants Under the Director Plan.   Only members of the Corporation’s Board of Directors who are not employees of the Corporation or any of its subsidiaries (“Non-Employee Directors”) are eligible to receive option grants under the Director Plan. For fiscal year 2002 and subsequent fiscal years, each Non-Employee Director serving as a member of the Board of Directors of the Corporation on the date of the October board meeting in any year, was automatically granted a stock option on the date of such board meeting.

        For fiscal year 2004, the value of each stock option granted under the Director Plan was determined to be $50,000. The value of shares subject to the option is based on the same option valuation model used to value options for purposes of the notes to the Corporation’s audited financial statements for the prior fiscal year. If no option valuation model is used for financial reporting purposes, the Board of Directors will determine the appropriate valuation model to be used for this purpose.

        Terms of Stock Options.   All options granted under the Director Plan are designated as non-qualified stock options. The per share option exercise price is equal to 100% of the fair market value of the Corporation’s Common Stock on the date of grant, as determined by the closing price of the Corporation’s Common Stock on the last business day prior to the date of grant. Each option is immediately exercisable in full, has a term of ten years and is transferable to family members during the lifetime of the optionee. Upon termination of a person’s service as a director of the Corporation, such director will be allowed to exercise the option for the shorter of the remaining term of the option or a period of three years after the date on which such person ceased to be a director.

        Administration.   The Director Plan is administered by the Compensation Committee of the Board of Directors. The Director Plan vests broad powers in the Committee to administer and interpret the Director Plan, including the authority to prescribe the form and conditions of the options.

        Eligibility.   Each Non-Employee Director of the Company will be eligible to participate in the Director Plan. The Corporation currently has ten Non-Employee Directors. As of the date of the Annual Meeting of Stockholders, the Corporation will have eight Non-Employee Directors.

        Exercise Of Options.   Upon exercise of an option under the Director Plan, the exercise price is to be paid in cash, by check or by delivering Common Stock of the Corporation valued at its then fair market value. The closing price of the Corporation’s Common Stock was $50.01 on December 31, 2004.

        Amendment.   The Compensation Committee may from time to time suspend or discontinue the Director Plan for Non-Employee Directors or revise or amend it in any respect; provided, however, that no such revision or amendment shall impair the terms and conditions of any option which is outstanding on the date of such revision or amendment to the material detriment of the optionee without the consent of the optionee. In addition, no such revision or amendment may, without the approval of the Corporation’s stockholders, (i) materially increase the number of shares subject to the Director Plan except as provided in the case of stock splits, consolidations, stock dividends or similar events, (ii) change the designation of the class of individuals eligible to receive options, or (iii) materially increase the benefits accruing to participants under the Director Plan.

        The Compensation Committee may equitably adjust the maximum number of shares of Common Stock reserved for issuance under the Director Plan, the number of shares covered by each outstanding option and the option price per share in the event of stock splits or consolidations, stock dividends or other transactions in which the Corporation receives no consideration. The Compensation Committee may also provide for the protection of optionees in the event of a merger, liquidation, or reorganization of the Corporation.

Federal Income Tax Consequences

        Nonqualified stock option grants are not intended to and do not qualify for the favorable tax treatment permitted for incentive stock options. Under present law, an optionee will not realize any taxable income on the date an option is granted to the optionee pursuant to the Director Plan. Upon exercise of the option, however, the optionee will realize, in the year of exercise, ordinary income to the extent of the difference between the option price and the fair market value on the date of exercise. Upon the sale of shares, any resulting gain or loss will be treated as capital gain or loss. The Corporation will receive a deduction in its fiscal year in which options are exercised, equal to the amount of compensation required to be included as ordinary income by those optionees exercising options.

Stock Options Granted Under the Stock Option Plan for Non-Employee Directors

        The maximum number of shares currently issuable for stock grants under the Plan is 250,000. Approximately 206,300 option shares have been granted to date under the Plan, and approximately 43,700 shares of unissued shares are currently available for further option grants. On adoption of the proposed amendment, the maximum aggregate number of shares issuable under the Plan will be increased by 250,000, to 500,000 shares. The following table sets forth information as to the stock options granted in October 2004 to each of the Non-Employee Directors. The value of each stock option was determined to be $50,000 according to the valuation method described under “Summary of the Director Plan – Option Grants Under the Director Plan” above.

STOCK OPTION GRANTS IN FISCAL 2004 UNDER THE DIRECTOR PLAN

Non-Employee Directors	Number of Option Shares Granted

Susan S. Boren	4,300
Jeffrey H. Curler	4,300
Charles W. Gaillard	4,300
Mae C. Jemison	4,300
Thomas R. McBurney	4,300
Gregory R. Palen	4,300
Lawrence Perlman	4,300
Edward B. Pollak	4,300
Michael P. Sullivan	4,300
Richard L. White	4,300
All Non-Employee Directors as a group, consisting of 10 persons	43,000

        In October 2005 and subsequent years, each Non-Employee Director will receive an option grant according to the formula described under “Summary of the Director Plan – Option Grants Under the Director Plan” above.

Vote Required

        The Board recommends that the stockholders approve the increase in the shares reserved under The Valspar Corporation Stock Option Plan for Non-Employee Directors. The affirmative vote of the majority of the shares represented at the Annual Meeting and entitled to vote is required for approval.

PROPOSAL NUMBER THREE

Appointment of Auditors

        The Board of Directors has appointed Ernst & Young LLP to examine the Corporation’s consolidated financial statements for the fiscal year ending October 28, 2005. Ernst & Young LLP acted as the Corporation’s auditors for the fiscal year ended October 29, 2004. A representative of Ernst & Young LLP is expected to be present at the 2005 annual meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

Auditor Fee Information

Audit Fees
Fees for audit services totaled approximately $1,423,307 in 2004 and approximately $1,313,000 in 2003, which includes fees associated with the annual audit, the reviews of the Corporation’s quarterly reports on Form 10-Q, and registration statements filed with the SEC.

Audit-Related Fees
Fees for audit-related services totaled approximately $38,150 in 2004 and approximately $63,000 in 2003. Audit-related services principally include accounting and reporting assistance, as well as other audits required by contract or regulation.

Tax Fees
Fees for tax services, including tax compliance, tax advice and tax planning totaled approximately $954,079 in 2004 and approximately $471,000 in 2003.

All Other Fees
The Corporation did not incur fees except as indicated in the above categories.

        The Corporation has been made aware that affiliates of the Independent Auditors in Singapore performed certain secretarial services that are not permitted under the auditor independence rules. The Corporation, the Audit Committee and the Independent Auditors have considered the impact these services may have had on the Independent Auditors’ independence with respect to the Corporation and have concluded there has been no impairment of independence. The services were administrative in nature and the associated fees were approximately $1,500 per year. The services have been discontinued.

Pre-Approval of Services by Independent Auditors

        As permitted under applicable law, the Audit Committee may pre-approve from time to time certain types of services, including tax services, to be provided by the Independent Auditors. As provided in the Charter of the Audit Committee, and in order to maintain control and oversight over the services provided by the Independent Auditors, it is the policy of the Audit Committee to pre-approve all audit and non-audit services to be provided by the Independent Auditors and not to engage the Independent Auditors to provide any non-audit services prohibited by law or regulation. For administrative convenience, the Audit Committee may delegate pre-approval authority to the Audit Committee Chair, but any decision by the Committee Chair on pre-approval must be presented to the full Audit Committee at its next scheduled meeting.

OUTSTANDING SHARES AND VOTING RIGHTS

        Stockholders of record on December 31, 2004 will be entitled to receive notice of and vote at the meeting. As of the record date, there were outstanding and entitled to be voted at the meeting 51,483,850 shares of Common Stock, each share being entitled to one vote.

Share Ownership of Certain Beneficial Owners

        The following information concerning ownership of Common Stock of the Corporation is furnished as of the record date, unless otherwise indicated, with respect to all persons known by the Corporation to be the owner, of record or beneficially, of more than five percent of the outstanding Common Stock of the Corporation. Unless otherwise indicated, the stockholders listed in the table below have sole voting and investment powers with respect to the shares indicated.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class

C. Angus Wurtele 80 South 8th Street Minneapolis, MN 55402	3,559,037(1)	6.9%
Kayne Anderson Rudnick Investment Management, LLC 1800 Avenue of the Stars Los Angeles, CA 90067	4,463,840(2)	8.7%

(1)	Includes 39,270 shares which may be acquired within 60 days by exercise of outstanding options and 19,200 shares owned by Mr. Wurtele’s wife.
(2)	Shares reported on Schedule 13G as of December 31, 2003. Kayne Anderson Rudnick Investment Management, LLC, an investment adviser, reports sole voting and dispositive power over such shares.

Share Ownership of Management

        The following table lists, as of December 31, 2004, the beneficial ownership of Common Stock for all directors, each of the Named Executives and all directors and executive officers as a group. Except as otherwise indicated, no director or executive officer individually owns as much as 1% of the total outstanding shares of Common Stock.

Name	Shares(1)		Name	Shares(1)
Susan S. Boren	37,493	(2)(7)	Gregory R. Palen	38,494	(4)(7)
Jeffrey H. Curler	31,540	(7)	Lawrence Perlman	29,072	(7)
Rolf Engh	216,400	(3)	Edward B. Pollak	33,505	(7)
Steven L. Erdahl	267,862	(3)(8)	Paul C. Reyelts	584,955	(3)(5)(9)
Charles W. Gaillard	24,775	(7)	Richard M. Rompala	652,776	(3)(9)
Mae C. Jemison	12,015	(7)	Michael P. Sullivan	32,061	(6)(7)
William L. Mansfield	200,737	(3)	Richard L. White	22,054	(7)
Thomas R. McBurney	37,702	(7)

All directors and executive officers as a group				2,221,441	(3)(7)(9)

(1)	Except as otherwise indicated, each person possesses sole voting and investment power with respect to shares shown as beneficially owned.
(2)	Includes 804 shares for which Ms. Boren is custodian for minor children.
(3)	Includes shares indirectly owned as of October 31, 2004 through the Valspar 401(k) Employee Stock Ownership Trust and the Valspar Profit Sharing Retirement Plan, respectively, and over which each participant has sole voting power, as follows: Mr. Rompala — 5,128 and 4,350; Mr. Mansfield — 0 and 0; Mr. Erdahl — 452 and 0; Mr. Reyelts — 40,238 and 12,698; Mr. Engh — 5,778 and 0; and executive officers as a group, 51,596 and 17,048. Also includes the following numbers of shares which may be acquired within 60 days by exercise of outstanding options under the Corporation’s stock option plans, as follows: Mr. Rompala, 441,796 shares; Mr. Mansfield, 187,987 shares; Mr. Erdahl, 184,277 shares; Mr. Reyelts, 182,581 shares; Mr. Engh, 169,760 shares; and executive officers as a group, 1,166,401 shares.
(4)	Includes 120 shares owned by Mr. Palen’s wife.
(5)	Includes 30,080 shares owned by Mr. Reyelts’ wife and 500 shares for which Mr. Reyelts’ wife is custodian for their minor children.
(6)	Does not include 1,494 shares owned by a household member for which Mr. Sullivan disclaims any beneficial ownership.
(7)	Includes shares which may be acquired within 60 days by exercise of outstanding options under the Corporation’s Stock Option Plan for Non-Employee Directors, as follows: Ms. Boren, 21,900 shares; Mr. Curler, 21,850 shares; Mr. Gaillard, 18,300 shares; Dr. Jemison, 11,350 shares; Mr. McBurney, 25,500 shares; Mr. Palen, 20,600 shares; Mr. Perlman, 20,250 shares; Mr. Pollak, 21,100 shares; Mr. Sullivan, 22,650 shares; Dr. White, 17,050 shares.
(8)	Includes 21,423 shares owned by Mr. Erdahl’s wife and 3,046 shares held in trust for their son.
(9)	Percentages of the outstanding shares of Common Stock beneficially owned by these persons are as follows: Mr. Reyelts, 1.1%; Mr. Rompala, 1.3%; all directors and executive officers as a group, 4.3%.

ADDITIONAL INFORMATION

Other Business

        Management is not aware of any matters to be presented for action at the meeting, except matters discussed in the Proxy Statement. If any other matters properly come before the meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

2006 Stockholder Proposals

        Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, a stockholder proposal must be received by the Corporation in its principal executive offices on or before September 23, 2005 in order to be considered timely and included in the Corporation’s proxy statement for its 2006 Annual Meeting of Stockholders. Additionally, if the Corporation receives notice of a stockholder proposal after December 7, 2005, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e), and the persons named in proxies solicited by the Board of Directors of the Corporation for its 2005 Annual Meeting of Stockholders may exercise discretionary voting power with respect to such proposal.

Ability of Stockholders to Communicate with the Corporation’s Board of Directors

        The Corporation’s Board of Directors has established several means for stockholders and others to communicate with the Corporation’s Board of Directors. If the stockholder has a concern regarding the Corporation’s financial statements, accounting practices or internal controls, the concern should be submitted in writing to the Chairman of the Audit Committee in care of the Corporation’s Secretary at the Corporation’s headquarters address. If the concern relates to the Corporation’s governance practices, business ethics or corporate conduct, the concern should be submitted in writing to the Chairman of the Governance Committee in care of the Corporation’s Secretary at the Corporation’s headquarters address. If a stockholder is unsure as to which category the concern relates, the stockholder may communicate it to any one of the independent directors in care of the Corporation’s Secretary at the Corporation’s headquarters address. All stockholder communications will be sent to the applicable director(s).

        The Corporation schedules its Annual Meeting of Stockholders concurrent with a regularly scheduled Board of Directors Meeting and expects its directors to attend the Corporation’s Annual Meeting of Stockholders. Eleven directors (out of eleven) attended last year’s Annual Meeting of Stockholders.

By Order of the Board of Directors,

ROLF ENGH,
Secretary

Minneapolis, Minnesota
January 21, 2005

PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE
OR
VOTE VIA THE INTERNET OR TELEPHONE

Appendix A

THE VALSPAR CORPORATION STOCK OPTION PLAN
FOR NON-EMPLOYEE DIRECTORS, AS AMENDED 10/14/2003

Section 1.   Purpose.

This plan is known as “The Valspar Corporation Stock Option Plan for Non-Employee Directors” and is hereinafter referred to as the “Plan.” The purpose of the Plan is to promote the interests of The Valspar Corporation, a Delaware corporation (the “Company”), by enhancing its ability to attract and retain the services of experienced and knowledgeable independent directors and by providing additional incentive for these directors to increase their interest in the Company’s long-term success and progress.

Section 2.   Participation in the Plan.

Each director of the Company who is not an employee of the Company or any subsidiary of the Company (a “Non-Employee Director”) will be eligible to participate in the Plan.

Section 3.   Stock Subject to the Plan.

Shares to be issued under the Plan shall be common stock of the Company (par value $.50 per share) (“common stock”), not to exceed a maximum of 250,000 shares, and may be unissued shares or reacquired shares. If options granted under the Plan expire or terminate without having been exercised in full, such unpurchased shares shall be available for other option grants. If shares of common stock are delivered as full or partial payment upon exercise of an option, the number of shares so delivered shall again be available for other option grants.

Section 4.   Non-Qualified Stock Option Grants.

a.)    For grants in respect of board service in fiscal year 2000 and prior fiscal years, each Non-Employee Director serving as a member of the Board of Directors of the Company on the December 31 immediately preceding each annual meeting of the stockholders of the Company, will automatically be granted on the date of such annual meeting a Non-Qualified Stock Option with a value equal to 50% of the amount of the current annual retainer and meeting fees paid to Non-Employee Directors for their service on the Board of Directors and board committees for the preceding fiscal year. The per share option exercise price will be equal to 100% of the Fair Market Value of one share of the Company’s common stock on the date of grant, as determined by the closing price of the Company’s common stock on the last business day prior to the annual meeting date.

b.)    For grants in respect of service in fiscal year 2001, each Non-Employee Director serving as a member of the Board of Directors of the Company on October 26, 2001 will automatically be granted, on the date of the Company’s annual meeting in 2002, a non-qualified stock option with a value equal to 100% of the annual retainer and meeting fees paid to Non-Employee Directors for their service on the Board of Directors and board committees during fiscal year 2001. The per share option price will be equal to 100% of the fair market value of one share of the Company’s common stock on the date of grant as determined by the closing price of the Company’s common stock on the last business day prior to such annual meeting.

c.)    For grants in respect of service in fiscal years 2002 and 2003, each Non-Employee Director serving as a member of the Board of Directors of the Company on the date of the October board meeting in any year will automatically be granted on the date of such meeting a non-qualified stock option with a value equal to 100% of the amount of the current annual retainer and meeting fees paid to Non-Employee Directors for service on the Board of Directors and board committees during the current fiscal year. The per share option exercise price will be equal to 100% of the fair market value of one share of the Company’s common stock on the date of grant, as determined by the closing price of the Company’s common stock on the last business day prior to such October board meeting date. In the event no Board meeting is held in October of any year, the grant date shall be the last day of the current fiscal year and the per share option exercise price shall be equal to 100% of the fair market value of one share of the Company’s common stock on the last business day preceding such grant date.

d.)    For grants in respect of service in fiscal year 2004 and subsequent fiscal years, each Non-Employee Director serving as a member of the Board of Directors of the Company on the date of the October board meeting in any year will automatically be granted on the date of such meeting a non-qualified stock option with a value equal to $50,000.00. The per share option exercise price will be equal to 100% of the fair market value of one share of the Company’s common stock on the date of grant, as determined by the closing price of the Company’s common stock on the last business day prior to such October board meeting date. In the event no Board meeting is held in October of any year, the grant date shall be the last day of the current fiscal year and the per share option exercise price shall be equal to 100% of the fair market value of one share of the Company’s common stock on the last business day preceding such grant date.

The number of shares subject to the option will be determined by using the same option valuation model used to value options for purposes of the notes to the Company’s audited financial statements for the prior fiscal year. If no option valuation model is used for financial reporting purposes, the Board of Directors will determine the appropriate model to be used for this purpose. All such options will be designated as Non-Qualified Stock Options. Each option will be immediately exercisable in full and have a term of ten years. Upon termination of a person’s service as a director of the Company, such Non-Employee Director will be allowed to exercise the option for a period of three years after the date on which such person ceased to be a director, but in no event may the option be exercised after the expiration of its original term.

Section 5.   Option Agreement and Exercise of Option.

Promptly after determination of the number of stock options to be granted to each Non-Employee Director under Section 4, the Company will prepare and deliver a Non-Qualified Stock Option Agreement to each Non-Employee Director, containing the terms described in this Plan. Optionee is not required to exercise options in the sequential order that the options were granted. An option shall be exercised by written notice in a form designated by the Company accompanied by full payment of the purchase price. All or part of the purchase price may be paid by surrender (or deemed surrender through attestation) of previously acquired shares of common stock valued at the fair market value at the closing price on the day preceding the date of exercise. Until an option is exercised and the stock certificate issued, the Optionee shall have no rights as a stockholder with respect to such option.

Section 6.   Withholding of Taxes.

Upon exercise of an option, the Optionee shall (i) pay cash, (ii) surrender previously acquired shares of common stock or (iii) authorize the withholding of shares from the shares issued upon exercise of an option for all taxes required to be withheld.

Section 7.   Non-Transferability.

Except as otherwise provided by the Committee, Options shall not be transferable, voluntarily or involuntarily, except by will or applicable laws of descent and distribution. Only the Optionee, Optionee’s legal representative or guardian or a permitted transferee may exercise the option.

Section 8.   Dilution or Other Adjustments.

The number of shares subject to the Plan, the outstanding options and the exercise price may be adjusted by the Committee as it deems equitable in the event of stock split, stock dividend, recapitalization, reclassification or similar event to prevent dilution or enhancement of option rights.

Section 9.   Mergers, Acquisitions, or Other Reorganization.

The Committee may make provision, as it deems equitable, for the protection of Optionees with grants of outstanding options in the event of (a) merger of the Company into, or the acquisition of substantially all of the stock or assets of the Company by, another entity; or (b) liquidation; or (c) other reorganization of the Company.

Section 10.   Administration and Amendment of the Plan.

The Plan shall be administered by the Compensation Committee of the Board of Directors. The Committee may suspend or discontinue the Plan or revise or amend it in any respect deemed advisable and in the best interests of the Company; provided, however, that no such revision or amendment would impair the terms and conditions of any option which is outstanding on the date of such revision or amendment to the material detriment of the Optionee without the consent of the Optionee. In addition, no such revision or amendment may, without the approval of the Corporation’s stockholders, (i) materially increase the number of shares subject to the Plan except as provided in the case of stock splits, consolidations, stock dividends or similar events, (ii) change the designation of the class of individuals eligible to receive options, or (iii) materially increase the benefits accruing to Optionees under the Plan.

Section 11.   Effective Date of the Plan.

The Plan became effective as of February 25, 1998, the date stockholders of the Company approve such Plan. The first option grant under this Plan was granted on the date of the annual stockholder meeting held in 1999 to all Non-Employee Directors who were members of the Board of Directors on December 31, 1998. This Plan was adopted to replace The Valspar Corporation Restricted Stock Plan for Non-Employee Directors, which was automatically terminate following the issuance of the restricted stock grant that was earned for services during 1997. The effectiveness of the amendments to Section 4(b) relating to grants in fiscal 2001 was approved by stockholders on February 27, 2002. An increase in the shares reserved under the Plan is subject to stockholder approval at the Corporation’s Annual Meeting of Stockholders on February 23, 2005.

THE VALSPAR CORPORATION
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints THOMAS R. MCBURNEY and RICHARD M. ROMPALA, and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares which the undersigned is then entitled to vote, at the Annual Meeting of the Stockholders of The Valspar Corporation to be held on Wednesday, February 23, 2005, at 11:00 A.M., at the Research Center of the Corporation at 312 South 11th Avenue, Minneapolis, Minnesota, and at any adjournments thereof, on any matter properly coming before the meeting, and specifically the following:

(1) To elect three directors (Class I) for a term of three years:	Thomas R. McBurney, Richard M. Rompala and Richard L. White

 FOR all nominees listed (except as marked to the contrary)	 WITHHOLD authority to vote for all nominees listed	(Instructions: To withhold authority to vote for any nominee, write that nominee’s name in the space provided below.)

(2)	To approve an increase in the shares reserved under the Corporation’s Stock Option Plan for Non-Employee Directors.

  FOR                      AGAINST                      ABSTAIN

(3)	Toapprove the ratification of the appointment of Ernst & Young LLP as the independent public accountants of the Corporation.

  FOR                      AGAINST                      ABSTAIN

(4) The undersigned authorizes the Proxies to vote in their discretion upon such other business as may properly come before the meeting.	This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR items 1, 2 and 3.
Signature of Stockholder(s)

Date
Note: Please sign your name exactly as it is shown at the left. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your full title as such. EACH joint owner is requested to sign.

Please sign, date and return this proxy promptly in the enclosed postage paid envelope.